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                                                                     EXHIBIT (m)

                        GREAT HALL INVESTMENT FUNDS, INC.

                         RULE 12b-1 PLAN OF DISTRIBTION
                                (RESERVE SHARES)

         WHEREAS, GREAT HALL INVESTMENT FUNDS, INC., (the "Company") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that the following Plan of Distribution will benefit the Company and the owners of Reserve Shares of each applicable series of the Company's Common Shares ("Shareholders") in the Company;

         NOW, THEREFORE, the Directors of the Company hereby adopt this Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act.

         SECTION 1. The Company has adopted this Plan to enable the Company to directly or indirectly bear expenses relating to the distribution and shareholder servicing of the Reserve Shares of each series of the Company listed in Exhibit A (each a "Fund") of which the Company is the issuer.

         SECTION 2. Each Fund, on behalf of its Reserve Shares, is authorized to pay the principal underwriter of the Company's shares (the "Distributor") a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable [monthly/quarterly], at the annual rate of .25% of the value of the average daily net assets of such class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors.

         SECTION 3.

         (a) The Shareholder Servicing Fee may be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts with respect to the Reserve Shares of the applicable Funds. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and institutions who respond to inquires of holders of such Reserve Shares regarding their ownership of shares or their accounts with the Company or who provide other administrative or accounting services not otherwise required to be provided by the Company's investment adviser, transfer agent or other agent of the Company.

         (b) The Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Reserve Shares of the applicable Funds and to pay for their advertising and promotional expenses in connection with the distribution of such Reserve Shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing


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and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of such Reserve Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of such Reserve Shares, including travel, entertainment, and telephone expenses.

         (c) Payments under this Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Company's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the plan.

         (d) The Company's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution and shareholder servicing activities.

         SECTION 4. This Plan shall not take effect with respect to a Fund until it has been approved (a) if required by the 1940 Act (as it may be amended or interpreted from time to time), by a vote of at least a majority of the outstanding Reserve Shares of such Fund; and (b) together with any related agreements, by votes of the majority of both (i) the Directors of the Company and (ii) the Qualified Directors (defined below), cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 7. This Plan may be terminated at any time with respect to any Fund by the vote of a majority of the Qualified Directors or by vote of a majority of the Fund's outstanding Reserve Shares.

         SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any Fund, without payment of any penalty, by the vote of a majority of the Qualified Directors or by the vote of Shareholders holding a majority of the Fund's outstanding Reserve Shares, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.


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         SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding Reserve Shares of the applicable Fund, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

         SECTION 10. As used in this Plan, (a) the term "Qualified Directors" shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 11. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Company within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Directors then in office who are not interested persons of the Company.

         SECTION 12. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.


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                                    EXHIBIT A
                                       TO
                         RULE 12b-1 PLAN OF DISTRIBUTION


     Great Hall Prime Money Market Fund (Series A) - Reserve Shares
     Great Hall U.S. Government Money Market Fund (Series B) - Reserve Shares Great Hall Tax-Free Money Market Fund (Series C) - Reserve Shares


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